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                                                                       EX-99.B11

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectuses and the Statement of Additional Information, constituting parts of this amended Registration Statement on Form N-1A, of our report dated December 29, 1995, relating to the financial statements and financial highlights appearing in the November 30, 1995 Annual Report to Shareholders of Vanguard Money Market Reserves, Inc. We also consent to the references to us under the headings "Financial Highlights" and "General Information" in the Prospectuses and "Financial Statements" in the Statement of Additional Information.


PRICE WATERHOUSE LLP

Philadelphia, PA

February 29, 1996